Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-151789) on Form S-8 of American Public Education, Inc. of our report dated June 23, 2010, relating to the financial statements and supplemental schedule of the American Public University System Retirement Plan, which appears in this Annual Report on Form 11-K of American Public University System Retirement Plan for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Timonium, Maryland
June 23, 2010

McGladrey is the brand under which RSM McGladrey, Inc. and McGladrey & Pullen, LLP serve clients' business needs.	Member of RSM International network, a network of
The two firms operate as separate legal entities in alternative practice structure.	independent accounting, tax and consulting firms.